As filed with the Securities and Exchange Commission on September 29, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY'S, INC.
 (Exact Name of Registration as Specified in its Charter)

Delaware (State of incorporation)	7 West Seventh Street Cincinnati, Ohio 45202 (513) 579-7000 (Address of Principal Executive Offices)	13-3324058 (I.R.S. Employer Identification Number)

MACY'S, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Dennis J. Broderick, Esq.
Senior Vice President, General Counsel, and Secretary
Macy's, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202
(513) 579-7000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

X   Large accelerated filer                                                                                                            __  Accelerated filer
__  Non-accelerated filer (Do not check if a smaller reporting company)                                       __  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$75,000,000 (2)	100%	$75,000,000 (2)	$2,947.50
Common Stock, par value $0.01 per share	500,000 shares (3)(4)	$17.93	$8,965,000	$352.32
Total:				$3,299.82

(1)  The deferred compensation obligations being registered hereon (the "Deferred Compensation Obligations") arise under the Macy's, Inc. Executive Deferred Compensation Plan (the "Plan") and are general unsecured obligations of Macy's, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations may be fulfilled at the option of the Plan participant either in cash or in shares of common stock, par value $0.01 per share ("Common Stock") of Macy's, Inc.

(2)  Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(o).

(3)  Represents maximum number of shares of Common Stock issuable pursuant to the Plan being registered hereon.

(4)  Pursuant to Rule 416(a) of the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(5)  Estimated solely for calculating the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of $17.93 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange - Composite Tape on September 24, 2008, a date within five (5) business days prior to filing.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*  The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which Macy's, Inc., a Delaware corporation (formerly known as Federated Department Stores, Inc.) ("Macy's" or the "Company"), has filed with the Commission, are incorporated by reference into this Registration Statement:

(a)	the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008;

(b)	the Plan's Annual Report on Form 11-K for the year ended December 31, 2007;

(c)	the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended May 3, 2008 and August 2, 2008;

(d)	the Company's Current Reports on Form 8-K filed with the Commission on February 12, 2008; March 27, 2008; April 22, 2008; May 20, 2008; June 24, 2008; and June 26, 2008; and

(e)

the description of the Company's Common Stock contained in a Registration Statement on Form 8-A (File No. 001-13536), filed with the Commission on December 12, 1994 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Common Stock. The Common Stock is registered under Section 12 of the Securities Exchange Act, and accordingly, no description is provided hereunder.

     Deferred Compensation Obligations.  The Plan is an unfunded deferred compensation plan.  The Plan enables key employees who satisfy the eligibility requirements described in the Plan to defer the receipt of cash compensation for personal income tax purposes.  The Deferred Compensation Obligations registered pursuant to this Registration Statement are general unsecured obligations of the Company to pay the value of the deferred compensation accounts of these key employees in accordance with the terms and conditions of the Plan.  The following brief description of the material terms of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as Exhibit 4.3 to this Registration Statement and incorporated herein by reference.  Unless defined herein, capitalized terms shall have the meaning given them in the Plan.

     The Plan is administered by a Committee appointed by the Company's Board of Directors.  The Board of Directors may, in its absolute discretion, without notice, any time and from time to time, modify or amend any or all of the provisions of the Plan or suspend or terminate the Plan, provided that no such action will adversely affect a participant's rights under the Plan with respect to amounts credited to his or her account under the Plan.

     Participation in the Plan is voluntary.  Participants are 100% vested in the Plan at all times.  The Plan provides that participants may defer up to 50% of base salary and up to 100% of any bonus compensation.  The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by the participant prior to the beginning of each Plan year.  Each participant elects to defer into a Cash Credit account or a Stock Credit account.  The Company maintains separate bookkeeping accounts for each participant. If a participant elects to defer into a Cash Credit account, the participant's account is credited, as of the end of each calendar quarter, with the dollar amount of compensation deferred during that calendar quarter.  At the end of each calendar quarter, the Cash Credit account is credited with interest at a rate equal to one-quarter of the percent per annum on United States Five-Year Treasury Bills as of the last day of such quarter.  If the participant elects to defer into a Stock Credit account, the participant's account is credited, as of the end of each calendar quarter, with a stock equivalent which is the number of full shares of Common Stock that is transferred to or purchased by the Grantor Trust (discussed below) with the amount of compensation deferred by the participant during the calendar quarter and with the dollar amount of any part of such compensation that is not convertible into a full share of Common Stock.  At the end of each calendar quarter, the Stock Credit account is credited with a dividend equivalent as declared by the Company, if any, upon each share of Common Stock during such calendar quarter.

     Participants may receive distributions from their accounts upon retirement, death, termination of service, in the event of a designated change in control of the Company and in the event of immediate unexpected financial needs of the participant.  Participants, prior to termination, may request to receive the balance of their cash and stock credit accounts in one to 15 approximately equal installments. The Company's obligation to pay deferred compensation to a participant will be in cash, if the participant elected to defer his compensation into the Cash Credit account, or in shares of Common Stock if the participant elected to defer his compensation into the Stock Credit account, with the balance, if any, paid in cash.

     A participant may designate one or more beneficiaries to receive any portion of the Deferred Compensation Obligations that remain payable following the participant's death.  Neither the participant nor any beneficiary may assign, pledge or otherwise dispose of any Cash Credits or Stock Credits.  The Cash Credits and Stock Credits are not subject to garnishment, attachment, transfer by operation of law, or any legal process.

     The Company has established a Grantor (Rabbi) Trust, a wholly owned subsidiary of the Company, intended to meet the safe harbor provisions of RevProc 92-64.  The Company transfers to the Trust or causes the Trust to purchase shares of Common Stock from time to time which is held for the benefit of all participants who have Stock Credit accounts in such amounts so that the number of shares at the end of each calendar quarter equals the number of Stock Credits in the accounts of all participants outstanding under the Plan.  Distributions of shares of Common Stock are made directly from the Trust.  The Trust is governed by and subject to the terms of a trust agreement entered into between the Company, as grantor, and the trustee.

Item 5. Interests of Named Experts and Counsel.

     The legality of the Deferred Compensation Obligations and shares of Common Stock registered hereby has been passed upon for the Company by Dennis J. Broderick, Senior Vice President, General Counsel and Secretary of Macy's, Inc.

Item 6. Indemnification of Directors and Officers.

     The Company's certificate of incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's certificate of incorporation and by-laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent permitted by Delaware law from time to time and, in the case of the by-laws, for various procedures relating thereto. Certain provisions of the Company's certificate of incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care. The Company's certificate of incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's certificate of incorporation also does not absolve directors of liability under Section 174 of the General Corporation Law of the State of Delaware, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     The Company's certificate of incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     The Company's by-laws provide for, among other things, (1) the indemnification by the Company of its directors and officers to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations.

     As authorized by its certificate of incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (1) the indemnification by the Company of the indemnitees thereunder to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the Company's board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.   The Company also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith.  The premiums for such insurance are paid by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1

Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995).

4.1.1

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.2

Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 11, 2007).

4.1.3

Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.3

Executive Deferred Compensation Plan, as amended through January 1, 2005 (incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 8, 2006).

5.1	Opinion of Counsel

23.1	Consents of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings

A.	The Company hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on September 29, 2008.

MACY'S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 29th day of September, 2008.

Signature	Title

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

* Karen M. Hoguet	Executive Vice President and Chief Financial Officer

* Joel A. Belsky	Vice President and Controller (principal accounting officer)

* Stephen F. Bollenbach	Director

* Deirdre P. Connelly	Director

* Meyer Feldberg	Director

* Sara Levinson	Director

* Joseph Neubauer	Director

* Joseph A. Pichler	Director

* Joyce M. Roché	Director

* Karl M. von der Heyden	Director

* Craig E. Weatherup	Director

* Marna C. Whittington	Director

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.

By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit No.	Exhibit	Sequentially Numbered Page

4.1

Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995).

4.1.1

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.2

Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 11, 2007).

4.1.3

Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.3

Executive Deferred Compensation Plan, as amended through January 1, 2005 (incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 8, 2006).

5.1	Opinion of Counsel

23.1	Consents of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney